Exhibit 99.1

Press Release

TNS, Inc. Announces Third Quarter 2012 Financial Results

- Q3 Revenues of $137.2 Million; GAAP Net Income of $0.12 per Share

- Q3 Adjusted Earnings of $0.61 per Share

- 2012 Outlook Narrowed  to Upper End of Previous Range

RESTON, Va. — November 7, 2012 — TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its third quarter 2012 results.

Henry H. Graham, Jr., CEO, commented, “Third quarter 2012 results were in line with our reduced outlook, with revenues down 2% and adjusted earnings per share growing 4% in constant currency from the third quarter last year. We continued to manage the challenges in our core businesses, including consolidation in the Telecommunication and Financial Services Divisions and softer global demand for dial-up transaction volumes in Payments, through careful cost containment and maximizing cash returns. We continued to reinvest this cash into our growth initiatives, which performed well in the period, as we evolve our business model toward mobile applications, gateway services and roaming and clearing. Overall, we are on track to meet our revised expectations for the year and have narrowed our outlook to the upper end of the previous range.  For 2013, we will continue to transform our business toward growth and preliminarily expect to achieve earnings growth in constant dollars through stable revenue generation and the expansion of operating leverage as we transition our product mix to higher margin services, continue to manage costs, and reduce interest expense.”

Third Quarter 2012 Results

Total revenue for the third quarter of 2012 decreased 3.9% to $137.2 million from third quarter 2011 revenue of $142.7 million. On a constant dollar basis, revenues for the third quarter of 2012 decreased 2.3% to $139.5 million.

Third quarter 2012 GAAP net income was $3.0 million, or $0.12 per share, compared to GAAP net income of $1.6 million, or $0.06 per share, for the third quarter 2011. Included in GAAP net income for the third quarter of 2012 was a pre-tax charge of $2.8 million, or $0.09 per share, for severance.

Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) for the third quarter of 2012 decreased 5.2% to $34.5 million, or 25.1% of revenue, from $36.4 million, or 25.5% of revenue, for the third quarter of 2011. On a constant dollar basis, adjusted EBITDA for the third quarter of 2012 was $35.5 million, or 25.5% of revenue.

Adjusted earnings decreased 4.7% to $14.9 million, or $0.61 per share, for the third quarter of 2012 compared to adjusted earnings of $15.6 million, or $0.61 per share, for the third quarter of 2011. On a constant dollar basis, adjusted earnings was $15.6 million, or $0.64 per share, for the third quarter 2012.

During the third quarter of 2012, TNS repurchased 161,082 shares of common stock for $2.4 million under its three-year $30 million share repurchase program, of which $27.6 million remains available. TNS also voluntarily paid down $5 million of its Senior Secured Credit Facility during the third quarter of 2012 and made an additional payment of $10 million subsequent to quarter end.

Adjusted EBITDA, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Non-GAAP Measures” below for a discussion of these metrics.

The table below discloses adjusted earnings and adjusted earnings per share. Amounts for 2011 exclude results from discontinued operations.

(In millions, except per share amounts)

	Third Quarter 2012	Third Quarter 2011	% Change	Third Quarter 2012 @ 2011 FX	% Change @ 2011 FX Rates

Revenues	$137.2	$142.7	(3.9)%	$139.5	(2.3)%

After tax adjusted earnings	$14.9	$15.6	(4.7)%	$15.6	0.0%
Adjusted earnings per share	$0.61	$0.61	(1.1)%	$0.64	3.7%
Shares Outstanding	24.6	25.5	(3.6)%	24.6	(3.6)%

Additional Financial Review:

Third Quarter 2012

Third quarter 2012 total revenue decreased 3.9% to $137.2 million from third quarter 2011 revenue of $142.7 million. On a constant dollar basis, revenues for the third quarter of 2012 decreased 2.3% to $139.5 million. Excluding the reductions of $0.9 million in pass-through revenues and $0.8 million from the restructuring from an FSD customer agreement as mentioned below, third quarter 2012 revenue decreased 1.1% to $141.2 million.

Included in third quarter 2012 revenue are the following components:

•                  Revenue from the Telecommunication Services Division decreased $3.9 million, or 5.2%, to $70.6 million for the three months ended September 30, 2012, from $74.5 million for the three months ended September 30, 2011.

•                  Revenue from identity and verification services decreased $2.2 million, or 6.9%, to $29.7 million due to a $1.7 million reduction resulting from fewer queries to wireless carrier data by peering partners in connection with the launch of wireless caller name products, a $1.5 million contract price concession given to a peering partner in connection with the anticipated launch of wireless caller name services with a second tier-one mobile operator, $0.7 million due to the renewal of certain customer contracts, and $0.3 million from lower volumes in legacy payphone fraud and validation services. These decreases were partially offset by $2.0 million of market share gains and volume growth in our caller name access business.

•                  Revenue from network services decreased $3.3 million, or 11.5%, to $25.4 million. Excluding the decrease in pass-through regulatory charges of $0.9 million, network services revenue decreased $2.4 million, or 8.4%, due to $1.9 million related primarily to price concessions and to a lesser extent from volume reductions which principally resulted from industry consolidation and a reduction of $0.5 million of project related work.

•                  Revenue from registry services decreased $0.3 million, or 5.2%, to $5.5 million due to $0.5 million related primarily to price concessions and to a lesser extent from volume reductions which principally resulted from industry consolidation. These decreases were partially offset by increased usage of IP registry services.

•                  Revenue from roaming and clearing products increased $0.9 million, or 16.7%, to $6.1 million due primarily to increased demand for data roaming services. This was partially offset by a reduction in traffic of approximately $0.8 million from certain customers entering into direct peering relationships as previously disclosed.

•                  Revenue from mobile applications (Cequint) increased $1.0 million, or 33.3%, to $3.9 million due to an increase of $1.5 million in TNS’ wireless caller name product that was introduced in partnership with a tier one mobile operator in the third quarter of 2011. This was partially offset by a $0.5 million reduction in CityID revenues primarily from another tier one mobile operator that is expected to transition to TNS’ wireless caller name product.

•                  Revenue from the Payment Services Division decreased $1.0 million, or 2.0%, to $50.3 million for the three months ended September 30, 2012 from $51.3 million for the three months ended September 30, 2011.  The negative effect of foreign currency translation on a year-over-year basis was $2.0 million. Excluding the effect of foreign exchange rates, revenues increased $1.0 million to $52.3 million as follows:

•                  Network services increased $0.2 million, or 0.4%, to $41.1 million, as follows:

•                  North America: revenue decreased $0.6 million, or 5.0%, to $12.2 million due primarily to reductions in dial transaction volumes.

•                  Europe: revenue increased $0.8 million, or 3.2%, to $24.8 million due primarily to $1.3 million in market share gains for dial services and IP-based network services primarily in the UK, France and Romania, partially offset by $0.5 million decrease in dial-based network services from existing customers primarily in the UK, France and Spain.

•                  Asia Pacific: revenue was flat due to $0.3 million from volume increases in new markets in Asia, primarily Taiwan, and $0.2 million of market share gains for IP-based network services offset by $0.5 million in lower dial transaction volumes in Australia.

•                  Payment gateway services increased $1.1 million, or 13.6%, to $9.5 million. Certain 2011 amounts have been reclassified to the North American region from the Asia Pacific region to conform to current-period regional presentations of revenue. The increase is due to the following:

•                  North America: revenue increased $0.5 million, or 31.7%, to $2.3 million due primarily to market share gains in cardholder-not-present services.

•                  Europe: revenue increased $1.2 million, or 50.4%, to $3.5 million due primarily to $1.0 million in market share gains and to a lesser extent from increases in transaction volumes of cardholder present services from existing customers in the UK.

•                  Asia Pacific: revenue decreased $0.5 million, or 12.5%, to $3.7 million, due to a $0.6 million decrease in development revenue, partially offset by $0.1 million related to increased volumes from new and existing customers.

•                  Payment processing and other services decreased $0.4 million, or 18.3%, to $1.6 million, due primarily to a decrease in transaction volumes and to a lesser extent from lower average transaction pricing.

•                  Revenues from the Financial Services Division decreased $0.6 million, or 3.6%, to $16.4 million for the three months ended September 30, 2012, from $17.0 million for the three months ended September 30, 2011. The negative effect of foreign exchange translation on a year-over-year basis was $0.2 million. Excluding the impact of foreign exchange rates, and a $0.8 million reduction from the restructuring of an agreement with a North American customer on October 1, 2011 which resulted in a reduction of both revenue and commission payable (which was included in sales, general, and administrative expenses), financial services revenue increased 2.5% or $0.4 million to $16.7 million on a constant currency basis as follows:

•                  North America: revenue decreased $0.1 million, or 0.5%, to $10.0 million due to $1.0 million from the loss of endpoints and market data access services believed to be attributable to negative economic factors impacting the financial services industry. This decrease was partially offset by $0.9 million in sales of bandwidth-based services marketed primarily to participants in the foreign exchange community.

•                  Asia Pacific: revenue increased $0.2 million, or 7.4%, to $2.9 million due to $0.5 million related to the continued expansion of the number of customer endpoints connected to the network, partially offset by $0.3 million related to disconnects of customer trading connections as the financial services industry consolidates in certain markets in this region.

•                  Europe: revenue increased $0.2 million, or 6.6%, to $3.7 million due to market share gains of $0.3 million which were partially offset by $0.1 million related to the loss of endpoints.

Third quarter 2012 gross margin decreased 130 basis points to 49.2% from 50.5% in the third quarter of 2011. On a constant currency basis, third quarter 2012 gross margin decreased 110 basis points. This was due to the following:

•                  The primary driver was a decrease in the Telecommunication Services Division contribution margins as a result of increased costs in identity and verification services primarily from increased revenue share costs related to a wireless storage contract, and to a lesser extent, price compression from network and registry services. This was partially offset by a beneficial product mix shift toward wireless service offerings and, to a lesser extent, from cost saving initiatives to reduce network services costs.

•                  In addition, Financial Services Division contribution margins decreased primarily due to the restructuring of a North American customer agreement as described above and to a lesser extent due to the loss of equity trading partner connections and investments to expand the reach and capacity of the network.

•                  These declines were partially offset by increases in the Payments Services Division contribution margins due primarily to a beneficial product mix shift from the increased scale of payment gateway services and, to a lesser extent, from cost saving initiatives to reduce network services costs.

Financial Outlook

Full Year 2012

The table below discloses TNS’ updated outlook for revenues, adjusted earnings and adjusted earnings per share for 2012 compared to 2011 at actual foreign exchange rates and those contemplated for 2012. The company’s previous outlook was for 2012 full year revenue of $540 million to $550 million and for adjusted earnings was $53.8 million, or $2.17 per share, to $57.5 million, or $2.32 per share.  Please note that all figures exclude special charges previously disclosed.

(In millions except per share amounts)

	Full Year 2012	Full Year 2011 @ Actual FX rates	% Change	Full year 2011 @ 2012 FX rates	% Change

Revenues	$545 - $550	$558	(2)% - (1)%	$550	(1)% - 0%

After tax adjusted earnings	$55.3 - $57.5	$57.8	(4)% - (1)%	$55.9	(1)% - 3%
Adjusted earnings per share	$2.24 - $2.32	$2.28	(2)% - 2%	$2.20	2% - 5%
Shares Outstanding	24.8	25.4	(2)%	25.4	(2)%

Fourth Quarter 2012

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the fourth quarter of 2012.

(In millions, except per share amounts)

	Fourth Quarter 2012	Fourth Quarter 2011 @ Actual FX rates	% Change	Fourth quarter 2011 @ 2012 FX rates	% Change

Revenues	$132 - $137	$140.3	(6)% - (2)%	$139.7	(6)% - (2)%

After tax adjusted earnings	$14.2 - $16.2	$16.9	(15)% - (4)%	$16.5	(14)% - (2)%
Adjusted earnings per share	$0.58 - $0.66	$0.68	(15)% - (3)%	$0.67	(13)% - (1)%
Shares Outstanding	24.6	24.7	(0.4)%	24.7	(0.4)%

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “Third quarter execution was solid, as we managed the cash flows of the core business and continued to make investments in growth products and services. Cash flow from operations of $41 million was strong, and was aided by the expected reversal in working capital. We used excess cash flow to return value to our stockholders through the repayment of $15 million in debt since June 30, 2012 and are beginning to execute on our common stock repurchase program. In the near term, we will continue to balance the use of excess cash flow between voluntary repayment of debt and execution of our share repurchase program.”

Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, TNS presents Adjusted EBITDA, Adjusted EBITDA excluding certain charges, adjusted earnings, adjusted earnings excluding certain charges, adjusted earnings per share and adjusted earnings excluding certain charges per share, which are non-GAAP measures. A reconciliation of these non-GAAP measures to the closest GAAP financial measure is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Information”.

Adjusted EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure: profit or loss on discontinued operations, income tax provision, other income (expense), interest expense, depreciation and amortization of property and equipment, amortization of intangibles, earnout milestone compensation expense, the change in fair value of contingent consideration, other one-time items and stock compensation expense.

Adjusted earnings is determined by adding the following items to Net Income, the closest GAAP financial measure: provision for income taxes, profit or loss on discontinued operations, certain non-cash items, including amortization of intangible assets, stock compensation expense, earnout milestone compensation expense, the change in fair value of contingent consideration, restructuring costs, other one-time items, and other debt related costs, and the result is tax effected at an assumed long-term tax rate of 20%, which excludes the effect of our net operating losses. The assumed long-term tax rate of 20% takes into consideration the following primary factors: the income generated outside of the U.S. which is taxed at substantially lower rates than U.S. statutory rates; the cash benefit of our tax-deductible amortization of intangible assets and tax-deductible goodwill; and the cash benefit of tax-deductible stock compensation expense.

We believe that the disclosure of adjusted EBITDA and adjusted earnings and related per-share amounts are useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. We also rely on adjusted earnings as the primary measure of TNS’ earnings exclusive of certain non-cash charges and other one-time items. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA, adjusted earnings and adjusted earnings per share have limitations as analytical tools, and you should not rely upon them or consider them in isolation or as a substitute for GAAP measures, such as net income and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted earnings and adjusted earnings per share also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income or net income per share. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using adjusted EBITDA, adjusted earnings and adjusted earnings per share as supplemental information only.

All references to the effect of foreign currency exchange rates on a constant dollar basis were determined by applying the prior year foreign currency rates to the current year results. This information is presented to provide a basis for evaluating operating results excluding the effect of foreign currency fluctuations.

Conference Call

TNS will hold its conference call to discuss third quarter 2012 results today, November 7, 2012 at 8:30 a.m. Eastern Time.

The dial-in number for the conference call is 857-350-1669 passcode #42891615.  The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from November 7, 2012 at 10:30 a.m. Eastern Time through November 14, 2012, and can be accessed by dialing 617-801-6888, passcode # 28970909.

About TNS

Transaction Network Services (TNS) is a leading global provider of data communications and interoperability solutions.

TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 40 countries across the Americas, Europe and the Asia Pacific region, with our reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes; longer than expected sales cycles; customer delays in migration; acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions; uncertainties related to the company’s international tax planning strategy; the company’s ability to adapt to changing technology; the company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 14, 2012.  In addition, the statements in this press release are made as of November 7, 2012.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to November 7, 2012.

CONTACT:	TNS, Inc. Investor Relations 703-814-8209 investorrelations@tnsi.com	Lippert/Heilshorn & Associates Jody Burfening/Carolyn Capaccio 212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Revenues	$137,205	$142,731	$412,893	$417,406
Operating expenses:
Cost of network services	69,758	70,714	213,286	209,547
Engineering and development	12,265	11,657	34,188	33,997
Selling, general, and administrative	25,699	26,241	75,526	75,495
Contingent consideration fair value adjustment	(49)	918	802	1,668
Depreciation and amortization of property and equipment(1)	13,168	10,912	38,961	33,838
Amortization of intangible assets	9,705	9,888	28,516	30,070
Total operating expenses(2)	130,546	130,330	391,279	384,615

Income from operations	6,659	12,401	21,614	32,791
Interest expense	(3,191)	(6,266)	(16,673)	(19,394)
Other income (expense)	107	(98)	148	(1,278)
Income from continuing operations before income tax provision	3,575	6,037	5,089	12,119
Income tax provision	(597)	(3,901)	(3,646)	(7,278)
Income from continuing operations	2,978	2,136	1,443	4,841
Loss from discontinued operations	—	(538)	—	(1,391)
Net income	$2,978	$1,598	$1,443	$3,450
Basic and diluted earnings per share:
Basic
Continuing operations	$0.12	$0.08	$0.06	$0.19
Discontinued operations	$—	$(0.02)	$—	$(0.05)
Basic net income per common share	$0.12	$0.06	$0.06	$0.14
Diluted
Continuing operations	$0.12	$0.08	$0.06	$0.19
Discontinued operations	$—	$(0.02)	$—	$(0.05)
Diluted net income per common share	$0.12	$0.06	$0.06	$0.14
Basic weighted average common shares outstanding	24,445,108	25,197,227	24,434,472	25,385,753
Diluted weighted average common shares outstanding	24,573,469	25,488,294	24,668,489	25,633,721

FOOTNOTES:

(1)         Included in depreciation and amortization of property and equipment for the nine months ended September 30, 2011 is $0.7 million accelerated depreciation charges, or $0.02 per share, related to the CSG integration.

(2)         Included in operating expenses for the nine months ended September 30, 2012 and 2011 are pre-tax severance charges of $2.8 million, or $0.09 per share, and $0.3 million, or $0.01 per share, respectively.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,446	$32,937
Accounts receivable, net	98,876	94,366
Other current assets	22,947	19,367
Total current assets	161,269	146,670

Property and equipment, net	139,325	141,662
Goodwill	40,226	36,761
Identifiable intangible assets, net	238,474	266,094
Other assets	11,529	10,581
Total assets	$590,823	$601,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$70,600	$67,834
Deferred revenue	11,491	11,607
Current portion of long-term debt, net of discount (1)	—	17,871
Total current liabilities	82,091	97,312

Long-term debt, net of current portion and discount (1)	348,160	352,358
Other liabilities	40,144	37,501
Total liabilities	470,395	487,171

Total stockholders’ equity	120,428	114,597
Total liabilities and stockholders’ equity	$590,823	$601,768

FOOTNOTES:

(1) Reconciliation of long–term debt balance:	9/30/12	12/31/11

Current portion of long-term debt, net of discount	$—	$17,871
Long-term debt, net of current portion and discount	348,160	352,358
	348,160	370,229
Unamortized Original Issue Discount	1,840	2,891
Credit Facility outstanding	$350,000	$373,120

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net income	$2,978	$1,598	$1,443	$3,450
Non-cash items	25,430	25,449	81,968	72,788
Working capital changes	12,920	(2,162)	(4,032)	(15,867)
Net cash provided by operating activities:	41,328	24,885	79,379	60,371
Purchases of property and equipment, net	(12,772)	(13,942)	(35,890)	(34,647)
Cash paid for business acquisitions, net of cash acquired	(4,012)	—	(4,012)	(224)
Net cash used in investing activities:	(16,784)	(13,942)	(39,902)	(34,871)
Proceeds from issuance of long-term debt, net of financing costs	—	—	368,756	—
Repayment of long-term debt	(5,000)	—	(398,120)	(34,375)
Proceeds from stock option exercise	7	100	114	287
Purchase of treasury stock	(2,720)	(20,439)	(4,102)	(21,813)
Net cash used in financing activities:	(7,713)	(20,339)	(33,352)	(55,901)
Effect of exchange rates on cash and cash equivalents	617	(1,255)	384	2,146
Net increase (decrease) in cash and cash equivalents	17,448	(10,651)	6,509	(28,255)
Cash and cash equivalents, beginning of period	21,998	39,085	32,937	56,689
Cash and cash equivalents, end of period	$39,446	$28,434	$39,446	$28,434

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Adjusted EBITDA:
Net income (GAAP)	$2,978	$1,598	$1,443	$3,450
Add back the following items:
Loss from discontinued operations	—	538	—	1,391
Provision for income taxes	597	3,901	3,646	7,278
Other expense (income)	(106)	98	(148)	1,279
Interest expense	3,191	6,266	16,673	19,394
Contingent consideration fair value adjustment	(49)	918	802	1,668
Restructuring charges	2,763	—	2,763	276
Milestone compensation	(40)	526	498	667
Depreciation and amortization of property and equipment	13,168	10,912	38,961	33,838
Amortization of intangible assets	9,705	9,888	28,516	30,070
Stock compensation expense	2,286	1,720	6,628	4,170
Adjusted EBITDA (2)	$34,493	$36,365	$99,782	$103,481

Adjusted Earnings:
Net income (GAAP)	$2,978	$1,598	$1,443	$3,450
Add provision for income taxes	597	3,901	3,646	7,278
Income before provision for income taxes	3,575	5,499	5,089	10,728
Add back the following items:
Amortization of intangible assets	9,705	9,888	28,516	30,070
Other debt related costs	383	457	6,806	1,535
Contingent consideration fair value adjustment	(49)	918	802	1,668
Restructuring charges	2,763	—	2,763	276
Milestone compensation	(40)	526	498	667
Loss from discontinued operations	—	538	—	1,391
Stock compensation expense	2,286	1,720	6,628	4,170
Adjusted earnings before income taxes	18,623	19,546	51,102	50,505
Income tax provision at 20%	(3,725)	(3,909)	(10,220)	(10,101)
Adjusted earnings(1), (2)	$14,898	$15,637	$40,882	$40,404

Weighted average common shares – diluted	24,573,469	25,488,294	24,668,489	25,663,721
Adjusted earnings per common share – diluted	$0.61	$0.61	$1.66	$1.58

FOOTNOTES:

(1)         Excluding the $0.7 million of pre-tax accelerated depreciation as part of the CSG integration, adjusted earnings excluding certain charges for the nine months ended September 30, 2011 were $41.0 million, or $1.60 per share.

(2)         All amounts for the prior year comparative periods have been adjusted to reflect the disposal of the Canadian ATM processing assets business.